Exhibit 99.1

FOR IMMEDIATE RELEASE

KELLY SERVICES® ELECTS NEW BOARD MEMBER

TROY, Mich. (July 2, 2015) – The board of directors of Kelly Services (Nasdaq: KELYA, KELYB) elected Hirotoshi Takahashi to the company’s board effective August 1, 2015. Mr. Takahashi is Executive Vice President of Temp Holdings, and President and Chief Executive Officer of Intelligence, Ltd. He fills the board vacancy left by the retirement of Toshio Saburi, executive director, Temp Holdings in 2014. With his addition, the Kelly Services board has 11 members.

In 2010, Temp Holdings and Kelly Services formed a strategic alliance to expand and strengthen their competitive positions in the global staffing market. Carl Camden, President and Chief Executive Officer, Kelly Services, serves as a director of Temp Holdings.

Mr. Takahashi joined Intelligence as a full-time associate in 1995 after working on a part-time basis for the company while completing his undergraduate degree at Waseda University in Tokyo. He was named President and Chief Executive Officer of Intelligence in 2008. He briefly served as Director at USEN Corporation, a broadband-related infrastructure company, as a result of acquisition of Intelligence by USEN Corporation in 2008. In 2013, Temp Holdings acquired Intelligence and Mr. Takahashi was named Executive Vice President of Temp Holdings.

He is also vice president of the Japan Association of HR Services Industry, an organization established for promotion and publication of Human Resource-related policies to the government and corporations in Japan.

“Mr. Takahashi has substantial industry experience to share with our board,” said Terence E. Adderley, Executive Chairman of Kelly Services. “We are delighted to welcome him to our board of directors and look forward to his contributions.”

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About Kelly Services

As a global leader in providing workforce solutions, Kelly Services, Inc. and its subsidiaries, offer a comprehensive array of outsourcing and consulting services as well as world-class staffing on a temporary, temporary-to-hire, and direct-hire basis. Kelly® has a role in managing employment opportunities for more than one million workers around the globe by employing 550,000 of these individuals directly with the remaining workers engaged through its talent supply chain network of supplier partners. Revenue in 2014 was $5.6 billion. Visit kellyservices.com and connect with us on Facebook, LinkedIn and Twitter.

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Analysts Contact:	Media Contact:

James Polehna	Jane Stehney
Kelly Services	Kelly Services
248-244-4586	248-244-5630
polehjm@kellyservices.com	stehnja@kellyservices.com